Exhibit 99.1

Freedom Acquisition I Corp. Announces Pricing of Upsized $300 Million Initial Public Offering

February 25, 2021 10:25 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--Freedom Acquisition I Corp. (“Freedom Acquisition” or the “Company”) announced today that it priced its upsized initial public offering of 30,000,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “FACT.U” beginning on February 26, 2021. Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “FACT” and “FACT WS,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to pursue a target in the financial services sector. Freedom Acquisition’s founders include Tidjane Thiam, Adam Gishen and Abhishek Bhatia. A private fund affiliated with Pacific Investment Management Company LLC (PIMCO) is a member of the Company’s sponsor.

J.P. Morgan is acting as the lead book-running manager of the offering. Deutsche Bank Securities and Morgan Stanley are acting as book-running managers of the offering. Academy Securities, Drexel Hamilton, Loop Capital Markets, R. Seelaus & Co., LLC and Siebert Williams Shank are acting as co-managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact
Adam Gishen
ag@freedomac1.com

U.S. Media Contact
Doug Donsky, Brian Ruby
ICR, Inc. for Freedom Acquisition I
freedomacquisition@ICRinc.com

U.K. / International Media Contact
Andy Smith, Ngozi Emeagi
Powerscourt for Freedom Acquisition I
freedomacquisition@powerscourt-group.com